Exhibit 99.1

NEOSE TECHNOLOGIES, INC.

102 Witmer Road, Horsham, PA 19044 215.315.9000 fax:215.315.9100

email: info@neose.com www.neose.com

NEOSE TECHNOLOGIES REPORTS FIRST QUARTER

FINANCIAL RESULTS

HORSHAM, PA, April 29, 2003—Neose Technologies, Inc. (NasdaqNM: NTEC) today announced financial results for the quarter ended March 31, 2003.

For the quarter ended March 31, 2003, the Company reported a net loss of $8,421,000, or $0.53 per diluted share, compared to a net loss of $7,595,000, or $0.54 per diluted share, for the same period in 2002. The Company reported revenues of $70,000 for the first quarter of 2003, compared to $771,000 for the first quarter of 2002. Revenues for the 2003 period relate to research and development activities in support of a collaboration we entered into during 2002. Revenues for the 2002 revenues were primarily related to our agreements with Wyeth Pharmaceuticals and Wyeth Nutrition.

In February 2003, the Company sold 2,866,763 shares of common stock at $6.00 per share in a private placement, generating net proceeds of approximately $16,320,000. In March 2003, the Company borrowed $2,954,000 to finance previously purchased equipment. The Company ended the first quarter with $50,348,000 in cash, cash equivalents, and marketable securities.

Operating expenses for the quarter ended March 31, 2003 were $8,624,000, compared to $8,755,000 for the first quarter of 2002. Research and development expenses for the quarter ended March 31, 2003 decreased to $5,619,000 from $5,835,000 in the comparable 2002 period. Research and development expenses for 2002 included severance expense of $2,124,000, of which $1,608,000 was a non-cash charge, related to an agreement entered into with one of the Company’s former executive officers. Substantially offsetting the decrease in severance expense in the 2003 period were increases related to depreciation of the Company’s recently completed pilot manufacturing facility, which was placed in service in January 2003, additional personnel since the first quarter of 2002, and the purchase of more supplies and outside services than in the first quarter of 2002.

The Company’s marketing, general, and administrative expenses increased to $3,005,000 for the quarter ended March 31, 2003 from $2,920,000 for the first quarter of 2002. The 2002 period included severance expense of $309,000 related to an agreement entered into with one of the Company’s former executive officers. Offsetting the decrease in severance expense in the 2003 period were increases related to additional executive personnel since the first quarter of 2002 and higher insurance premiums and patent-related legal expenses than in the first quarter of 2002.

The securities offered and sold in the February 2003 private placement have not been

NEOSE TECHNOLOGIES, INC.	Page 2

registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company has filed a registration statement with respect to the shares which has not yet been declared effective. This news release is not an offer to sell or the solicitation of an offer to buy the securities discussed herein.

Conference Call

The Company will host a conference call at 5:00 p.m. (EDT) on April 29, 2003, to discuss the first quarter financial results and update investors on company developments. The dial-in number for domestic callers is (800) 289-0730. The dial-in number for international callers is (913) 981-5509. A replay of the call will be available for 7 days beginning approximately three hours after the call’s conclusion. The replay number for domestic callers is (888) 203-1112 using the passcode 727748. The replay number for international callers is (719) 457-0820, also using the passcode 727748. Live audio of the conference call will be simultaneously broadcast over the Internet through First Call Events, which can be accessed via the following link:

http://www.firstcallevents.com/service/ajwz379730872gf12.html

To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The call will also be available on the Neose website at www.neose.com.

About Neose

Neose is a biopharmaceutical company focused on the improvement of protein therapeutics through the application of its proprietary technologies. By leveraging its GlycoAdvance™ and GlycoPEGylation™ technologies, Neose is developing proprietary protein drugs that are improved versions of currently marketed therapeutics with proven efficacy. These next generation proteins are expected to offer significant advantages, including less frequent dosing and improved safety and efficacy. In addition to developing its own products or co-developing products with others, Neose is entering into strategic partnerships for the inclusion of its technologies into products being developed by other biotech and pharmaceutical companies.

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Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three months ended March 31,
	2003	2002
Revenue from collaborative agreements	$70	$771

Operating expenses:
Research and development	5,619	5,835
Marketing, general and administrative	3,005	2,920

Total operating expenses	8,624	8,755

Operating loss	(8,554)	(7,984)
Interest income	170	389
Interest expense	(37)	—

Net loss	$(8,421)	$(7,595)

Basic and diluted net loss per share	$(0.53)	$(0.54)

Weighted-average shares outstanding used in computing basic and diluted net loss per share	15,801	14,120

Condensed Balance Sheets

(in thousands)

(unaudited)

	March 31, 2003	December 31, 2002
Assets
Cash, cash equivalents and marketable securities	$50,348	$41,040
Restricted funds and other current assets	2,725	1,535

Total current assets	53,073	42,575
Property and equipment, net	35,856	36,508
Other assets and acquired intellectual property, net	4,742	4,009

Total assets	$93,671	$83,092

Liabilities and Stockholders’ Equity
Current liabilities	$6,649	$6,517
Other liabilities	751	330
Long-term debt	7,572	5,560

Total liabilities	14,972	12,407
Stockholders’ equity	78,699	70,685

Total liabilities and stockholders’ equity	$93,671	$83,092

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CONTACTS:

Neose Technologies, Inc.

Robert I. Kriebel

Sr. Vice President and Chief Financial Officer

(215) 315-9000

Barbara Krauter

Manager, Investor Relations

(215) 315-9004

For more information, please visit www.neose.com.

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